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                                                        Exhibit 5.1

                       [Letterhead of Winston & Strawn]






                                            , 2005

Advanced Life Sciences Holdings, Inc.
1440 Davey Road
Woodridge, Illinois  60517

      Re: FORM S-1 REGISTRATION STATEMENT (REGISTRATION NO. 333-124396)

Ladies and Gentleman:

     This opinion is being delivered by us, as counsel to Advanced Life Sciences Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Company's Form S-1 Registration Statement (Registration No. 333-124396) initially filed with the Securities and Exchange Commission (the "Commission") on April 28, 2005 (as amended through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of
the offer and sale of up to          shares of the Company's common stock,
par value $0.01 per share (the "Common Stock"), including (i)          shares
 of Common Stock (the "Primary Shares"), which may be offered by the Company
pursuant to the Registration Statement, and (ii)             shares of Common
Stock, which may be offered by the Company to cover over-allotments pursuant to the Registration Statement. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Primary Shares have been duly

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Kanbay International, Inc.
July 2, 2004
Page 2

authorized by the requisite corporate action on the part of the Company and, when duly delivered against payment therefor, as contemplated by the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely for the Company's benefit in connection with the issuance, offer and sale of the Primary Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                      Very truly yours,